(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒ Definitive Proxy Statement
☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PAR Technology Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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REVOCABLE PROXY

PAR TECHNOLOGY CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
May 26, 2010
10:30 AM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of PAR TECHNOLOGY CORPORATION hereby appoints JOHN W. SAMMON, CHARLES A. CONSTANTINO and SANGWOO AHN or any one of them, jointly or severally, proxies with full power of substitution, to vote all shares of Common Stock of the Company which the  undersigned is entitled to vote at the 2010 Annual Meeting of Shareholders to be held on Wednesday, May 26, 2010 at 10:30 AM, Local Time, at The Mandarin Oriental Hotel, Boston; 776 Boylston Street; Boston, MA 02199, and at any adjournment thereof, for the election of Directors set forth and more particularly described in the accompanying Notice of Annual Meeting and Proxy Statement and upon such other matters that may properly come before the meeting.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to help conserve natural resources and reduce the costs incurred by PAR TECHNOLOGY CORPORATION in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically over the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet or telephone and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.  If you are voting by paper ballot, please check the box where indicated and provide your email address.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA
THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

PAR TECHNOLOGY CORPORATION - ANNUAL MEETING, MAY 26, 2010:

YOUR VOTE IS IMPORTANT!

Proxy Materials and the Company’s Annual Report are available on-line at:
http://www.partech.com/en/about/investor/par-annual-reports.html

You can vote in one of three ways:

1.	Call toll free 1-866-213-1445 on a Touch-Tone Phone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/ptc and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

[ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY	Annual Meeting of Shareholders
	PAR TECHNOLOGY CORPORATION	May 26, 2010

1.	ELECTION OF DIRECTORS	For	Withhold All	For All Except
		[ ]	[ ]	[ ]

Nominees for a 3 year term:
(01)   Dr. John W. Sammon
(02)   Mr. Charles A. Constantino

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.	The Board of Directors recommends a vote "FOR" proposal 1.
______________________________________________	Mark here if you plan to attend the meeting	[ ]
	Mark here for address change and note change	[ ]
_____________________________________________

UNLESS OTHERWISE INSTRUCTED ABOVE, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS SET FORTH ABOVE.

ELECTRONIC DELIVERY OF PROXY MATERIALS:  If you wish to receive future annual reports and proxy materials via the internet, please indicate by checking the box at right and providing your email address below
______________________________________________
[ ]

If signing as attorney, executor, administrator, trustee or guardian, please give full title as such and if signing for a  corporation, please give your title. When shares are in the name of more than one person, each should sign the proxy.

Please be sure to date and sign this instruction card in the box below.

--------------------------------------------------------------------------------
Sign above                                       Date

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1. By Mail; or	2. By Telephone (using a Touch-Tone Phone); or	3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked,  signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to Midnight, May 25, 2010. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone
Call Toll-Free on a Touch-Tone  Phone anytime prior to Midnight, May 25, 2010:
1-866-213-1445

Vote by Internet
anytime prior to
Midnight, May 25, 2010 go to:
https://www.proxyvotenow.com/ptc

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE PROXY MATERIALS: http://www.partech.com/en/about/investor/par-annual-reports.html

Your vote is important!

Dr. John W. Sammon	PAR Technology Corporation
Chairman, President & Chief Executive Officer	8383 Seneca Turnpike
New Hartford, NY 13413

April 23, 2010

Dear Shareholders:

You are invited to attend PAR Technology Corporation’s 2010 Annual Meeting of Shareholders to be held on Wednesday, May 26, 2010, at 10:30 AM.  We are proud to hold the meeting at one of our PAR Springer-Miller customer locations, the Mandarin Oriental Hotel, Boston; 776 Boylston Street, Boston, Massachusetts 02199.  During the Annual Meeting we will present a report on our operations, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and discussion on other business matters properly brought before the meeting.  There will also be time for questions.

This booklet includes the Notice of Annual Meeting and Proxy Statement.  In addition to describing the business we will conduct at the meeting, the Proxy Statement provides information about PAR that is of interest to all shareholders.

We hope you will be able to attend the Annual Meeting.  Due to recent amendments to New York Stock Exchange Rules, broker discretionary voting has been eliminated in connection with uncontested election of directors.  As a result your participation in voting is more important than ever before.  Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by Internet or by telephone, or by completing, signing, dating and returning your proxy form in the enclosed prepaid envelope.

Sincerely,

/s/John W. Sammon
John W. Sammon

PAR Technology Corporation
8383 Seneca Turnpike; New Hartford, NY  13413-4991

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, MAY 26, 2010

Dear PAR Technology Shareholder:

The Annual Meeting of Shareholders (the “Meeting”) of PAR Technology Corporation, a Delaware corporation (the “Company”) is scheduled to be held at the Mandarin Oriental Hotel, Boston; 776 Boylston Street, Boston, Massachusetts  02199 (see map on back cover) on Wednesday, May 26, 2010, at 10:30 AM, local time, for the following purposes:

1.	To elect two (2) Directors of the Company for a term of office to expire at the 2013 Annual Meeting of Shareholders;

2.	To transact such other business as may properly come before the Meeting or any adjournments or postponements of the Meeting.

The Board of Directors set March 26, 2010 as the record date for the Meeting.  This means that owners of the Company's Common Stock at the close of business on March 26, 2010 are entitled to receive this notice and to vote at the Meeting or any adjournments or postponements of the Meeting.  We will make available a list of shareholders as of the close of business on March 26, 2010 for inspection by any shareholder, for any purpose relating to the Meeting, during normal business hours at our principal executive offices, 8383 Seneca Turnpike; New Hartford, New York 13413, for ten (10) days prior to the Meeting.  This list will also be available to shareholders at the Meeting.

Due to recent amendments to New York Stock Exchange Rules, broker discretionary voting has been eliminated in connection with uncontested election of directors.  As a result, every shareholder’s participation in voting is more important than ever before.

Every shareholder’s vote is important.  Whether or not you plan to attend the Meeting, we request you vote as soon as possible.  Most shareholders have the option of voting their shares by telephone or on the Internet.  If such methods are available to you, voting instructions are printed on your proxy card or otherwise included with your proxy materials.  You may also vote by the traditional means of completing and returning the enclosed proxy card in the enclosed postage prepaid envelope.  If you vote by the telephone or Internet, there is no need to return your proxy card.

The proxy solicited hereby may be revoked at any time prior to its exercise by: i) executing and returning to the address set forth above a proxy bearing a later date; ii) a later dated vote by telephone or on the Internet; iii) by giving written notice of revocation to the Secretary of the Company at the address set forth above; or iv) by attending the Meeting and voting in person.

BY ORDER OF THE BOARD OF DIRECTORS

/s/Gregory T. Cortese Gregory T. Cortese
Secretary

New Hartford, New York
April 23, 2010

TABLE OF CONTENTS

General Information	1
Proposal 1: Election of Directors	3
Directors and Corporate Governance	3
Report of the Audit Committee	8
Security Ownership of Certain Beneficial Owners and Management	11
Section 16(a) Beneficial Ownership Reporting Compliance	13
Director Compensation	13
Executive Officers and Executive Compensation	14
Compensation Discussion and Analysis	15
Compensation Committee Interlocks and Insider Participation	20
Compensation Committee Report	21
Summary Compensation Table	21
Grants of Plan-Based Awards	23
Outstanding Equity Awards at Fiscal Year-End	24
Option Exercises and Stock Vested	25
Equity Compensation Plan Information	25
Non-Qualified Deferred Compensation	26
Transactions with Related Persons	26
Policies and Procedures with Respect to Related Party Transactions	27
Other Matters	27
No Incorporation by Reference	27
Available Information	28
Shareholder Proposals for 2011 Annual Meeting	28

Printed on Recycled Paper
Using Soy Ink

PAR Technology is concerned about our environment and preserving our world’s natural resources.  When you are finished with the use of this document, please be considerate of the environment and recycle.

PAR Technology Corporation
8383 Seneca Turnpike; New Hartford, NY  13413-4991

April 23, 2010

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors of PAR Technology Corporation (the “Board”), a Delaware corporation (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting” or “Meeting”) to be held at 10:30 AM, local time, on Wednesday, May 26, 2010, at the Mandarin Oriental Hotel, Boston; 776 Boylston Street, Boston, Massachusetts 02199, and at any postponement or adjournment of the Meeting.  The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent or given to shareholders is April 23, 2010.

Purpose of Meeting

At the Meeting the Shareholders will be asked to consider and vote on the following matters:

1.	To elect two (2) Directors of the Company for a term of office to expire at the 2013 Annual Meeting of Shareholders;

2.	To transact such other business as may properly come before the Meeting or any adjournments or postponements of the Meeting.

The proposal for the election of Directors is described in more detail in this Proxy Statement.

Record Date, Voting Rights, Methods of Voting

Only shareholders of record at the close of business on March 26, 2010 will be entitled to notice of and to vote at the Meeting or any postponements or adjournments of the Meeting.  As of that date, there were 14,862,366 shares of the Company's Common Stock, par value $0.02 per share (the “Common Stock”) outstanding and entitled to vote.  The holders of shares representing 7,431,184 votes, represented in person or by proxy, shall constitute a quorum to conduct business.

Each share of Common Stock entitles the shareholder to one vote on all matters to come before the Meeting including the election of the Directors.  Shareholders may vote in person or by proxy.  Shareholders of record can vote by telephone, on the Internet, by mail or by attending the Meeting and voting by ballot.  If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to identify which options are available to you.  If you vote by telephone or on the Internet you do not need to return your proxy card.  Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 3:00 a.m. on May 26, 2010.

A shareholder’s right to attend the Meeting and vote in person will not be precluded or in any way affected by the method by which the shareholder has voted.  The last vote of the shareholder is controlling.  If shares are held in the name of a bank, broker or other holder of record, the shareholder must obtain a proxy, executed in their favor, from the holder of record to be able to vote at the Meeting.  All shares that have been properly voted and not revoked will be voted at the Annual Meeting.  When proxies in the form enclosed are returned properly executed, the shares represented by the proxies will be voted in accordance with the directions of the shareholder.  If you sign and return your proxy card, but do not specify your voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.  The proxy solicited hereby may be revoked at any time prior to its exercise by executing and returning to the address set forth above a proxy bearing a later date or later dated vote by telephone or on the Internet, by giving written notice of revocation to the Secretary of the Company at the address set forth above, or by attending the Meeting, withdrawing the proxy and voting in person.

Due to recent amendments to New York Stock Exchange Rules, broker discretionary voting has been eliminated in connection with uncontested election of directors.  As a result, every shareholder is encouraged to participate in voting.

Voting

A shareholder may, with respect to the election of the Directors: (i) vote “FOR” the nominees named herein, or (ii) “WITHHOLD AUTHORITY” to vote for any or all such nominees.  The election of the Directors requires a plurality of the votes cast.  Accordingly, withholding authority to vote for a Director nominee will not prevent the nominee from being elected.

Electronic Access to Proxy Materials and Annual Report

The Company’s 2009 Annual Report and this Proxy Statement are available on the Company’s Web site at http://www.partech.com/en/about/investor/par-annual-reports.html.  Accessing proxy materials via the Internet, will not only help preserve environmental resources, but will also allow for faster access to proxy materials, save the Company the cost of producing and mailing documents, and reduce the amount of paper received in the mail.  Instead of receiving paper copies of next year’s Proxy Statement and Annual Report by mail, shareholders can elect to receive future proxy materials electronically via the Internet.

Shareholders of record may enroll in the electronic proxy and Annual Report access service for future Annual Meetings of Shareholders either by emailing their request to investor_relations@partech.com with the words “On-Line Proxy Materials” in the subject line or when voting their shares for this year’s annual meeting.  If you vote via telephone or the Internet, simply follow the prompts for that selection.  When voting using a paper ballot, simply mark the box on the proxy card and provide your email address where indicated.  Street name shareholders who wish to enroll for electronic access should review the information provided in the proxy materials mailed to them by their bank or broker.

Proxy Solicitation Costs

In addition to soliciting shareholder proxies through the mail service, the Company may be assisted by its directors, officers, employees and certain stockholders in the solicitation of proxies.  Such solicitation may be conducted personally, by telephone or by facsimile transmission.  No additional compensation will be received by such individuals for this service.  The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of shares of the Company’s Common Stock.

The Company's Annual Report to its shareholders for the year ended December 31, 2009, including audited consolidated financial statements, accompanies this Proxy Statement.  Except to the extent expressly provided herein, the Company’s Annual Report is not incorporated in this Proxy Statement by reference.

Proposal 1:  Election of Directors

Pursuant to the Company’s Certificate of Incorporation, the members of the Board of Directors (the “Board”) are divided into three (3) classes with approximately one-third of the Board standing for election at each Annual Meeting.  The Directors are elected for a three-year term of office, and hold office until their respective successors have been duly elected and qualified or until their resignation or removal, if earlier.  In 2007, there were two (2) Class III Directors elected to hold office until the 2010 Annual Meeting of Shareholders.  Therefore, at this Meeting, two (2) Directors will be elected for a three-year term expiring at the Annual Meeting held in 2013.  The nominees of the Board of Directors for the Class III Director positions, Dr. John W. Sammon and Charles A. Constantino, are currently members of the Board and have been nominated for election by the Board upon recommendation of the Nominating and Corporate Governance Committee and each has consented to stand for re-election.

The Board has no reason to believe that either of the nominees will be unable or unwilling to serve if elected.  In the event that either of the nominees shall become unable or unwilling to accept nomination or election as a Director, it is intended that such shares will be voted, by the persons named in the enclosed proxy, for the election of a substitute nominee selected by the Board, unless the Board should determine to reduce the number of Directors pursuant to the By-Laws of the Company.

The Board of Directors unanimously recommends a vote FOR the proposal to elect Dr. Sammon and Mr. Constantino.  Unless a contrary direction is indicated, shares represented by valid proxies which are not marked so as to withhold authority to vote for the nominees will be voted FOR the election of the nominees.

DIRECTORS AND CORPORATE GOVERNANCE

DIRECTORS

The names of the nominees and each of the Directors continuing in office, their ages as of April 23, 2010 (the approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent or given to shareholders), the year each first became a Director and the expiration of their current term in office are set forth in the following table which is followed by a brief biography.

Nominees for Director	Age	Director Since	Term Expires
Dr. John W. Sammon	71	1968	2010 Annual Meeting of Shareholders
Charles A. Constantino	70	1970	2010 Annual Meeting of Shareholders

Continuing Directors	Age	Director Since	Term Expires
Kevin R. Jost	55	2004	2011 Annual Meeting of Shareholders
James A. Simms	50	2001	2011 Annual Meeting of Shareholders
Sangwoo Ahn	71	1986	2012 Annual Meeting of Shareholders
Dr. Paul D. Nielsen	59	2006	2012 Annual Meeting of Shareholders

Sangwoo Ahn.  Mr. Ahn is presently a member of the Board of Directors of Furmanite Corporation, a position he has held since 1989 (prior to May 2007, Furmanite Corporation was known as Xanser Corp).  Within the last five years, Mr. Ahn has served as the Chairman of the Board of Quaker Fabric Corporation and as a member of the Board of Directors of Kaneb Services, LLC.  In addition, Mr. Ahn was one of the founders of the investment banking firm of Morgan Lewis Githens and Ahn, Inc. (now Morgan Joseph & Co., Inc.).  In addition to his board leadership experience, Mr. Ahn brings a sophisticated financial background and is a financial expert within the meaning of the rules of the SEC, and brings his knowledge of public accounting, corporate reporting and risk management.  Mr. Ahn is a member of Class II of the Company’s Board and has been a Director of the Company since 1986.

Charles A. Constantino.  Mr. Constantino has held the position of Executive Vice President since 1974 and was elected to the position of Vice Chairman of the Board in 2009.  Mr. Constantino holds various positions with subsidiaries of the Company.  Mr. Constantino is also a member of the Board of Directors of Veramark Technologies, Inc.  Mr. Constantino has served the Company in various capacities for over 40 years.  He has significant relationships within the markets in which the Company participates and brings diversified business experience and expertise in customer relations, leadership development and strategic planning.  Mr. Constantino is a member of Class III of the Company’s Board and has been a Director of the Company since 1970.

Kevin R. Jost. Mr. Jost is a member of the Board of Directors of Furmanite Corporation, a position to which he was appointed in March 2010.  Mr. Jost is the former President (retiring in 2008) of Honeywell Imaging and Mobility (formerly Hand Held Products, Inc.), a global supplier of data collection and management solutions for in-premises, mobile and transaction processing applications.  Mr. Jost had been the President and Chief Executive Officer of Hand Held Products since its inception as a separate entity in 1999 until its acquisition in 2007 by Honeywell International, Inc.  Mr. Jost brings his global technology business experience, his executive and organizational development experience, strategic planning and diversified business knowledge.  Mr. Jost is a member of Class I of the Company’s Board and has been a Director of the Company since 2004.

Dr. Paul D. Nielsen.  Dr. Nielsen has been Director and CEO of the Software Engineering Institute (“SEI”) at Carnegie Mellon University since 2004.  Prior to joining SEI, Dr. Nielsen served as a major general in the U.S. Air Force, where he was the commander of the Air Force Research Laboratory and Technology Executive Officer for the Air Force.  Dr. Nielsen brings his substantial experience in the military, scientific, technological and academic communities as well as leadership development and oversight experience.  Dr. Nielsen is a member of Class II of the Company’s Board and has been a Director of the Company since 2006.

Dr. John W. Sammon.  Dr. Sammon is the founder of the Company and has been the President, Chief Executive Officer and a Director since its incorporation in 1968.  He was elected Chairman of the Board in 1983.  Dr. Sammon is also a former President of the Company’s subsidiary, ParTech, Inc., serving in that capacity from 1978 to 1987 and again from December 1997 through June 2000 and currently holds various positions with other subsidiaries of the Company.  Dr. Sammon brings an in depth understanding of the Company’s business and its customers, leadership experience, strategic planning and broad organizational development expertise.  Dr. Sammon is a member of Class III of the Company’s Board.

James A. Simms.  Mr. Simms has been the Chief Financial Officer and a member of the board of directors of Vicor Corporation since April 2008.  Publicly traded Vicor designs, develops, manufactures and markets modular power components and complete power systems primarily for the communications, information technology, industrial control and military electronics markets.  Prior to joining Vicor, and since March 2007, Mr. Simms had served as a Managing Director of Needham & Company, LLC, an investment banking firm and registered broker-dealer.  From November 2004 to March 2007, he served in a senior executive role with Janney Montgomery Scott LLC, a wholly owned subsidiary of The Penn Mutual Life Insurance Company.  Mr. Simms contributes his financial background as well as his experience in strategic planning and oversight.  Mr. Simms is a member of Class I of the Company's Board and has been a Director of the Company since October 2001.

CORPORATE GOVERNANCE

The business of the Company is under the general direction of the Board as provided by the By-Laws of the Company and the laws of the State of Delaware, the state of incorporation.

Director Independence.  The Board of Directors has affirmatively determined that the following Directors, comprising all of the non-management directors, are “independent” under the listing standards of the New York Stock Exchange (“NYSE”), the Company’s Standards of Independence and pursuant to the Company’s Corporate Governance Guidelines:  Mr. Ahn, Mr. Jost, Dr. Nielsen and Mr. Simms.  In order to assist the Board in making this determination, the Board has adopted standards of independence as part of the Company’s Corporate Governance Guidelines which are available on the Company’s website at http://www.partech.com/pressrel/PAR_Corp_Gov_Guidelines.pdf.  These standards identify, among other things, material business, charitable and other relationships that could interfere with a director’s ability to exercise independent judgment.  During 2009, there were no transactions, relationships or arrangements with the non-management directors or any entity with which they are affiliated.  There are no family relationships between any of the non-employee directors, and any of the Company’s executive officers (“Executive Officers”).  The Executive Officers serve at the discretion of the Board.

Board Meetings and Attendance.  In 2009, the Board held eight (8) meetings and Committees of the Board held a total of twenty-one (21) meetings.  Each member of the Board attended at least 75% of the aggregate of all meetings of the Board and the committees on which they served.  It is the Company’s policy to encourage Directors to attend the Annual Meeting but such attendance is not required.  Last year, one member of the Board attended the Annual Meeting.

Board Leadership Structure.  Dr. Sammon is the current Chief Executive Officer (“CEO”) and Chairman of the Board.  In addition, the independent Directors have designated an independent lead or Presiding Director with broad authority and responsibility.  The Presiding Director, Sangwoo Ahn, presides at regularly scheduled executive sessions of the non-management directors of the Company.  Director Ahn chairs and has the authority to call and schedule executive sessions and communicates with the Chairman to provide feedback and recommendations of the independent Directors.  The non-management directors met in executive session without any management directors or employees present three times during 2009.  Director Ahn is also Chairman of the Audit Committee of the Board and a member of the Executive Committee and Nominating and Corporate Governance Committee.  The independent Directors believe that the Company’s current model of combined CEO and Chairman in conjunction with the Presiding Director position is the appropriate leadership structure for the Company at this time as it allows one person to lead the Company and the Board, while also providing for effective oversight by an independent Presiding Director.  The model of combined CEO and Chairman have served our shareholders well through numerous economic cycles as it provides for an effective means to focus the independent Directors’ attention on the issues of greatest importance to the Company and its shareholders.  The strength of the Company’s independent Directors coupled with its corporate governance policies and practices minimizes the potential conflicts that may result from the Company’s current model of the combined CEO and Chairman.

Board Oversight of Risk Management.  The Company views oversight of risk management as a responsibility of the full Board.  Throughout the year, the Board dedicates a portion of its meetings to review and discuss specific risk topics in detail.  In addition, twice each year the Board holds a comprehensive review with the management of each business segment at which strategic and operational risks are presented by the leaders of each business unit and discussed with follow up as appropriate.  The Audit Committee oversees the Company’s risk policies and processes relating to the financial statements and financial reporting processes, including internal controls over financial reporting.  The Audit Committee meets regularly with the Company’s Internal Audit function, independent public accounting firm and management regarding these matters and the effectiveness of such controls and processes and regularly reports on such matters to the full Board.

Committees.

The Board has five (5) standing committees:  Executive, Audit, Compensation, Nominating and Corporate Governance and Stock Option.  The members of each committee and the number of meetings held by each committee in 2009 are set forth in the following table.

Name	Executive	Audit	Compensation	Nominating and Corporate Governance	Stock Option
Mr. Ahn (*)	X	Chair		X
Mr. Constantino	X				X
Mr. Jost (*)			Chair
Dr. Nielsen (*)		X	X	X
Dr. Sammon	Chair				Chair
Mr. Simms (*)		X	X	Chair
2009 Meetings	2	5	3	8	3
(*) Independent Director

Executive Committee.  The Executive Committee meets when required on short notice during intervals between meetings of the Board.  Subject to the limitations of the General Corporation Law of the State of Delaware; the Company’s Certificate of Incorporation; and the Company’s By-Laws, the Executive Committee has the delegated authority to exercise all of the powers of the Board in the management and direction of the Company’s business and affairs in which specific directions have not been given by the Board.

Audit Committee.  Pursuant to its charter, the Audit Committee assists the Board in oversight of management’s conduct and representations of the Company’s financial reporting processes, its systems of internal control, the audit process, and its processes for monitoring compliance with laws and regulations and the Company’s code of ethics and conduct.  As required by its charter, the Audit Committee consists of a minimum of three members, each of whom has been determined by the Board to meet the independence standards adopted by the Board.  The standards adopted by the Board incorporate the independence requirements of the New York Stock Exchange (“NYSE”) Corporate Governance Standards and the independence requirements set forth by the Securities and Exchange Commission (“SEC”).  The Board has determined the members of the Audit Committee are “independent” as this term is defined by the NYSE in its listing standards and meet SEC standards for independence of audit committee members and that no member of the Audit Committee has a material relationship with the Company that would render that member not to be “independent”.  While the Board has determined that Sangwoo Ahn is an “audit committee financial expert” as defined by the SEC, the Charter requires all members of the Committee to be financially literate at the time of their appointment to the Committee or within a reasonable time thereafter.  There were five (5) meetings of the Audit Committee during 2009 including meetings held separately with management, and separate Executive Sessions with independent Directors, the Company’s internal auditors and the independent registered public accounting firm respectively.  The Report of the Audit Committee begins on page 8 of this Proxy Statement.

Compensation Committee.  In accordance with its charter, the Compensation Committee is comprised of a minimum of three directors.  The Board has determined that each of the members of this committee has met the independence standards adopted by the Board which incorporate the independence requirements under the NYSE listing standards.  Meeting as needed, but no less than once per year, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluates performance in light of those goals and objectives and, either as a committee or together with the other independent directors, as directed by the Board, determines and approves the compensation level (including any long term compensation components) and benefits based on this evaluation.  In addition, the recommendations of the Chief Executive Officer regarding the compensation, benefits, stock grants, stock options and incentive plans for all Executive Officers of the Company are subject to the review and approval of the Compensation Committee.  The Compensation Committee also reviews and makes recommendations to the Board regarding the level and form of compensation for non-employee Directors in connection with service on the Board and committees of the Board.

Nominating and Corporate Governance Committee.  Pursuant to its charter, the Nominating and Corporate Governance Committee is composed of a minimum of three independent directors.  The Nominating and Corporate Governance Committee assists the Board in meeting its responsibilities in connection with the identification and recommendation of qualified nominees for election to the Board; developing and recommending to the Board a set of corporate governance principles which comprise the Corporate Governance Guidelines; adopting a corporate code of ethics and conduct embodied in the Company’s Code of Business Conduct and Ethics; and monitoring the compliance with, and periodically reviewing and making recommendations to the Board regarding the Company’s governing principles and Code of Business Conduct and Ethics.  The Board has determined that each of the members of this committee has met the independence standards adopted by the Board which incorporate the independence requirements under the NYSE listing standards.

Stock Option Committee.  The Stock Option Committee meets as required and makes recommendations to the Compensation Committee for stock option awards and otherwise serves as the administrative body for the Company’s 1995 Stock Option Plan and the 2005 Equity Incentive Plan.  Both members of the Stock Option Committee are “disinterested persons” in compliance with the Company’s 1995 Stock Option Plan.

Committee Charters.  Each of the Audit, Compensation, and Nominating and Corporate Governance Committees operate under a written charter approved by the Board, which is reviewed regularly by the respective committees which may recommend appropriate changes for approval by the Board.  Copies of the charters for the Audit, Compensation, and Nominating and Corporate Governance Committees are posted on the Company’s website and a printed copy of these documents may be obtained without charge by written request.  Requests can be made via the internet or by mail.  The respective website and address for making such requests for printed copies of these and other available documents may be found under the heading “Available Information” on page 28 of this Proxy Statement.

Presiding Director and Executive Sessions.  The non-management directors have chosen Director Ahn to preside at regularly scheduled executive sessions of the non-management directors of the Company.  Among his duties and responsibilities as Presiding Director, Director Ahn chairs and has the authority to call and schedule executive sessions and communicates with the Chairman to provide feedback and recommendations of the independent Directors.  The non-management directors met in executive session without any management directors or employees present three times during 2009.

Communication with the Board.  Interested parties may send written communication to the Board of Directors as a group, the non-management directors as a group, the presiding director of executive sessions of non-management directors, or to any individual director by sending the communication c/o Gregory T. Cortese, Secretary; PAR Technology Corporation; PAR Technology Park; 8383 Seneca Turnpike, New Hartford, NY 13413.  Upon receipt, the communication will be relayed to the Chairman, if it is addressed to the Board as a whole; to Director Ahn, if it is addressed to the presiding director of executive sessions of the non-management directors or to the non-management directors as a group, or to the individual Director, if the communication is addressed to an individual Director.  All communications regarding accounting, internal controls and audits will be referred to the Audit Committee.  Interested parties may communicate anonymously if they so desire.

Director Nomination Process.  The Nominating and Corporate Governance Committee reviews possible candidates for the Board of Directors and recommends the nominees for Directors to the full Board for approval.  The Nominating and Corporate Governance Committee considers potential candidates from many sources including shareholders, current Directors, company officers, employees, and others.  On occasion the services of a third party executive search firm is used to assist in identifying and evaluating possible nominees for Director.  Shareholder recommendations for possible candidates for the Board should be sent to:  Nominating and Corporate Governance Committee; c/o Gregory T. Cortese, Secretary; PAR Technology Corporation; PAR Technology Park; 8383 Seneca Turnpike; New Hartford, NY 13413.  The Nominating and Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation.  In identifying and considering candidates for nomination to the Board, this committee considers the requirements set out in the Nominating and Corporate Governance Committee Charter.  These criteria describe specific traits, abilities and experience that are considered in light of the Company’s businesses and structure when identifying and evaluating potential nominees for election to the Board, including:

•	the highest character and integrity with a record of substantial achievement;

•	demonstrated ability to exercise sound judgment generally based on broad experience;

•	active and former business leaders with accomplishments demonstrating special expertise

•	skills compatible with the Company’s business objectives; and

•	diversity reflecting a variety of personal and professional experience and background.

In addition to the non-exhaustive criteria set forth in the Nominating and Corporate Governance Committee Charter, this committee also considers the requirements set forth in the Company’s Corporate Governance Guidelines, as well as the quality of experience, the needs of the Company and the range of talent and experience represented on the Board.  When considering a candidate, the committee will determine whether requesting additional information or an interview is appropriate.  The minimum qualifications and specific qualities and skills required for Directors are set forth in the Company’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter.  The Company’s Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter are posted on the Company’s website and a printed copy of both documents may be obtained without charge by written request.  The website and address to send such requests may be found under the heading “Available Information” on page 28 of this Proxy Statement.

Code of Business Conduct and Ethics.  To ensure the Company’s business is conducted in a consistently legal and ethical manner, all of the Company’s Directors and employees, including the Chief Executive Officer, the Chief Financial Officer and all other Executive Officers are required to abide by the Company’s Code of Business Conduct and Ethics (the “Code”).  The Code is designed to deter wrongdoing and to promote: (a) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (b) full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the SEC and other public communications; (c) compliance with applicable governmental laws, rules and regulations; (d) the prompt internal reporting of violations of the Code to the appropriate person(s) identified in the Code; and (e) accountability for adherence to the Code.  A printed copy of the Code may be obtained without charge by making a written request to the Company.  Information regarding where such requests should be directed can be found on page 28 of this Proxy Statement under the heading “Available Information.”  The full text of the Company’s Code is also available on the Company’s website at http://www.partech.com/ptc/ptc-ir-front2.cfm.  The Company intends to disclose future amendments to, or waivers from, provisions of the Code that apply to the Executive Officers and Directors and relate to the above elements by posting such information on its website within five (5) calendar days following the date of such amendment or waiver.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report is subject to the disclaimer regarding “filed” information and incorporation by reference contained on page 27 of this Proxy Statement.

The Audit Committee reports to and acts on behalf of the Board by providing oversight of the Company’s financial management, independent registered public accounting firm and financial reporting process.  The Company’s management is responsible for establishing and maintaining adequate internal financial controls, for preparing the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and for the financial reporting process.  The responsibility for auditing the Company’s consolidated financial statements rests with the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”).  KPMG is responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  In addition, KPMG has the responsibility of providing an opinion as to whether the Company’s consolidated financial statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company in conformity with U.S. GAAP.

In this context, the Audit Committee has reviewed, met and discussed with management, the Company’s internal audit function (“Internal Audit”) and KPMG (including private sessions with Internal Audit, KPMG, and the Company’s Chief Financial Officer) the audited consolidated financial statements in the Annual Report for the year ended December 31, 2009 (including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements); management’s assessment of the effectiveness of the Company’s internal control over financial reporting; and KPMG’s evaluation of the effectiveness of the Company’s internal control over financial reporting.  Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2009 were prepared in accordance with U.S. GAAP.

In addition, the Audit Committee has reviewed, met and discussed with KPMG such other matters as are required to be discussed with the Committee by applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties).  KPMG has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors and the Audit Committee has discussed with KPMG the matters in those written disclosures and KPMG’s independence from the Company and its management.  The Audit Committee considered and pre-approved any non-audit services provided by KPMG and the fees and costs billed and expected to be billed by such firm for those services (as shown in the next section of this Proxy Statement).  In addition, the Audit Committee considered whether those non-audit services provided by KPMG are compatible with maintaining auditor independence.

In reliance on the reviews and discussions with the Company’s management and the independent registered public accounting firm, the Committee is satisfied that non-audit services provided to the Company by KPMG are compatible with and did not impair the independence of KPMG.

Access to the Audit Committee by the Company’s internal auditors and by KPMG is unrestricted.  The Audit Committee met and discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits.  The Audit Committee met with the Company’s internal auditors and KPMG to discuss the results of their examinations, their evaluations of the Company’s internal controls, and their assessment of the overall quality of the Company’s financial reporting.  These meetings were held both with and without Company management present.

In reliance on the reviews and discussions with both management and KPMG referred to above, the Audit Committee recommended to the Board on March 11, 2010, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

This report is provided by the following independent directors, who comprise the Audit Committee.

Sangwoo Ahn (Chairman)	Dr. Paul D. Nielsen	James A. Simms

Fees Paid to Independent Registered Public Accountants

The following table presents fees paid by the Company for professional services by KPMG during the years ended December 31, 2009 and December 31, 2008.

Type of Fees	2009	2008
Audit Fees	$410,000	$ 584,000
Audit-Related Fees	0	0
Tax Fees	$24,000	$ 165,000
All Other Fees	0	0
Total:	$434,000	$ 749,000

The categories of fees in the preceding table, in accordance with the SEC’s rules and definitions, are defined as follows:

Audit Fees are fees for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees are fees principally for audits of consolidated financial statements of employee benefit plans and due diligence services.

Tax Fees are fees for professional services for federal, state and international tax compliance, tax advice and tax planning.

All Other Fees are for any services not included in the first three categories.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of the Company’s independent registered public accounting firm.  Consistent with SEC policies regarding auditor independence, the Audit Committee has established a policy to pre-approve all auditing services and permitted non-audit services, including the fees and terms thereof, performed by the independent registered public accounting firm.

One or more representatives of KPMG are expected to be in attendance at the Annual Shareholder Meeting, where they will have the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 28, 2010 by each Director, by each of the Named Executive Officers and by all Directors and Executive Officers as a group.

Name of Beneficial Owner or Group (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (3)
Dr. John W. Sammon	5,493,450	(4)	37.06%
Charles A. Constantino	256,950	(5)	1.73%
Gregory T. Cortese	180,507	(6)	1.20%
Ronald J. Casciano	153,600	(7)	1.03%
Sangwoo Ahn	81,100	(8)	*
A. Edwin Soladay	69,150	(9)	*
James A. Simms	21,100	(10)	*
Stephen P. Lynch	13,500	(11)	*
Kevin R. Jost	11,134	(12)	*
Dr. Paul D. Nielsen	8,600	(13)	*
All Directors and Executive Officers as a Group (10 persons)	6,289,091		41.14%
Other Principal Beneficial Owners Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	784,024	(14)	5.29%
Gary S. Siperstein and Eliot Rose Asset Management, LLC 1000 Chapel View Blvd., Suite 240 Cranston, RI 02920	796,769	(15)	5.37%
Prescott Group Capital Management, L.L.C.; Prescott Group Aggressive Small Cap, L.P.; Prescott Group Aggressive Small Cap II, L.P. and Phil Frohlich 1924 South Utica, Suite 1120 Tulsa, OK 74104-6529	1,516,634	(16)	10.23%

*    Represents less than 1%

(1)	Except as otherwise noted, the address for each beneficial owner listed above is c/o PAR Technology Corporation; PAR Technology Park; 8383 Seneca Turnpike; New Hartford, NY 13413-4991.
(2)	Except as otherwise noted, each individual has sole voting and investment power with respect to all shares.
(3)
Percent of Class is calculated utilizing 14,825,116 which is the number of the Company’s outstanding shares as of February 28, 2010 and the number of options held by the named beneficial owners, if any, which become exercisable within 60 days thereafter.

(4)	Includes 150 shares held jointly with Dr. Sammon’s wife, Deanna D. Sammon. Does not include 71,400 shares beneficially owned by Mrs. Sammon in which Dr. Sammon disclaims beneficial ownership.
(5)	Includes 70,000 shares pledged as security.
(6)	Includes 180,447 shares which Mr. Cortese has or will have the right to acquire pursuant to the Company's stock option plans as of April 29, 2010.
(7)	Includes 147,600 shares which Mr. Casciano has or will have the right to acquire pursuant to the Company's stock option plans as of April 29, 2010.
(8)	Includes 19,100 shares which Mr. Ahn has or will have the right to purchase as of April 29, 2010 pursuant to the Company’s stock option plans.
(9)	Includes 69,000 shares which Mr. Soladay has or will have the right to acquire pursuant to the Company's stock option plan as of April 29, 2010.
(10)	Includes 19,100 shares which Mr. Simms has or will have the right to purchase as of April 29, 2010 pursuant to the Company’s stock option plans.
(11)	Includes 13,000 shares which Mr. Lynch has or will have the right to acquire pursuant to the Company's stock option plans as of April 29, 2010.
(12)	Includes 9,134 shares which Mr. Jost has or will have the right to purchase as of April 29, 2010 pursuant to the Company’s stock option plans.
(13)	Includes 5,600 shares which Dr. Nielsen has or will have the right to purchase as of April 29, 2010 pursuant to the Company’s stock option plans.
(14)
Information related to these shareholders was obtained from Schedule 13G/A filed with the SEC on February 10, 2010 by Dimensional Fund Advisors LP a Delaware limited partnership.  Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”.) In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds.  In its role as investment advisor, sub-advisor and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds.  However, all securities reported in the Schedule 13G are owned by the Funds.  Dimensional disclaims beneficial ownership of such securities and states  that the filing of the Schedule 13G shall not be construed as an admission that Dimensional Fund Advisors LP or any of its affiliates is a beneficial owner for any other purposes than Section 13(d) of the Security Exchange Act of 1934.

(15)
Information related to these shareholders was obtained from Schedule 13G/A filed with the SEC on February 5, 2010 by Eliot Rose Asset Management, LLC and Gary S. Siperstein.  Eliot Rose Asset Management, LLC is deemed to be the beneficial owner of 796,769 shares pursuant to separate arrangements whereby it acts as investment advisor to certain persons.  Each person for whom Eliot Rose Asset Management, LLC acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock purchased or held pursuant to such arrangements.  Mr. Siperstein is deemed to be the beneficial owner of 796,769 shares pursuant to his ownership interest in Eliot Rose Asset Management, LLC.

(16)
Information related to these shareholders was obtained from Schedule 13G/A filed with the SEC on December 5, 2008 by Prescott Group Capital Management, L.L.C., an Oklahoma limited liability company (“Prescott Capital”), Prescott Group Aggressive Small Cap, L.P., an Oklahoma limited partnership (“Prescott Small Cap”), Prescott Group Aggressive Small Cap II, L.P. an Oklahoma limited partnership (“Prescott Small Cap II” and together with Prescott Small Cap, the “Small Cap Funds”) and Mr. Phil Frolich, the principal of Prescott Capital relating to shares of common stock of the Company purchased by the Small Cap Funds through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. an Oklahoma general partnership (“Prescott Master Fund”), of which the Small Cap Funds are general partners.  Prescott Capital serves as the general partner of the Small Cap Funds and may direct the Small Cap Funds, the general partners of Prescott Master Fund, to direct the vote and disposition of the 1,516,634 shares of Common Stock held by the Master Fund.  As the principal of Prescott Capital, Mr. Frohlich, a US citizen, may direct the vote and disposition of the 1,516,634 shares of Common Stock held by Prescott Master  Fund.  As reported in the Schedule 13G/A, Prescott Capital and Mr. Frohlich are beneficial owners of the 1,516,634 shares of Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Executive Officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE.  Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings.  Based solely on its review of the copies of such reports received by the Company and written representations from reporting persons, the Company believes that during 2009 all reports for the Company’s Executive Officers and Directors that were required to be filed under Section 16(a) were filed on a timely basis, except that two transactions (one report) by Mr. Cortese and one transaction by Mr. Constantino were not filed on a timely basis.  In both instances, Form 4 reports were promptly filed upon discovery of the error.

DIRECTOR COMPENSATION

Directors who are employees of the Company are not separately compensated for serving on the Board.  In 2009, non-employee directors received annual retainers of $25,000 for membership on the Board, an additional annual retainer of $5,000 is paid to the chairman of the Audit Committee and $1,000 to each member of the Audit Committee.  All non-employee directors receive an attendance fee of $1,500 per day for in person attendance at Board meetings and any committee meetings held on the same day and $500 per day for any committee meetings held on days other than Board meeting days.  The attendance fee is $200 if attendance is via telephone.  All Directors are also reimbursed for all reasonable expenses incurred in attending meetings.  Restricted Stock Awards representing 2,000 shares of the Company's common stock are awarded to each non-employee director on the date of the Company's annual meeting of shareholders at the fair market price on the date of the grant. Such stock awards vest on the first anniversary date of the grant provided that as of the anniversary date, the director’s position had not been vacated by reason of resignation or removal for cause.

The following table shows compensation information for the Company’s non-employee directors for fiscal 2009.

Director Compensation for Fiscal 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen-sation ($)	Total ($)
Sangwoo Ahn	43,000	12,900	$0	(2)	0	0	0	55,900
Kevin R. Jost	37,800	12,900	$0	(3)	0	0	0	50,700
Dr. Paul D. Nielsen	36,200	12,900	$0	(4)	0	0	0	49,100
James A. Simms	30,000	12,900	$0	(5)	0	0	0	42,900

(1)
The dollar amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Assumptions made in these valuations are discussed in footnote 6 of the Company’s 2009 Consolidated Financial Statement included in the Company’s Annual Report on 10-K filed with the SEC on March 16, 2010.  There can be no assurance that the grant date fair value amounts will be realized.  Each non-employee Director received a restricted stock grant for 2,000 shares of the Company’s common stock on May 26, 2009 at $.02 per share.  The grant date fair value of the grants to each of the non-employee directors was $12,900.

(2)	At the end of fiscal year 2009, Mr. Ahn had options to purchase an aggregate of 19,100 shares of the Company’s common stock and a total aggregate restricted stock awards of 2,000 shares.
(3)	At the end of fiscal year 2009, Mr. Jost had options to purchase an aggregate of 9,134 shares of the Company’s common stock and a total aggregate restricted stock awards of 2,000 shares.
(4)	At the end of fiscal year 2009, Dr. Nielsen had options to purchase an aggregate of 5,600 shares of the Company’s common stock and a total aggregate restricted stock awards of 2,000 shares.
(5)	At the end of fiscal year 2009, Mr. Simms had options to purchase an aggregate of 19,100 shares of the Company’s common stock and a total aggregate restricted stock awards of 2,000 shares.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

The Executive Officers of the Company during 2009, their respective ages as of April 23, 2010, positions held during 2009 and occupations for the last five years are as follows:

Name	Age	Position	Occupation for Last 5 Years
Dr. John W. Sammon	71	Chairman, President and Chief Executive Officer, PAR Technology Corporation	Dr. Sammon is the founder of the Company and has been the President, Chief Executive Officer and a Director since its incorporation in 1968, and Chairman since 1983.
Ronald J. Casciano	56	Vice President, Chief Financial Officer, Treasurer and Chief Accounting Officer, PAR Technology Corporation	Mr. Casciano, CPA, was promoted to Vice President, Chief Financial Officer, Treasurer of PAR Technology Corporation in June, 1995. Mr. Casciano was named Chief Accounting Officer in 2009.
Charles A. Constantino	70	Vice Chairman, Director and Executive Vice President, PAR Technology Corporation	Mr. Constantino has been a Director of the Company since 1970; Executive Vice President since 1974 and Vice Chairman since 2009.
Gregory T. Cortese	60	Executive Vice President, Strategic Initiatives, General Counsel and Secretary, PAR Technology Corporation; President, PixelPoint, ULC
Mr. Cortese was appointed Executive Vice President, Strategic Initiatives in January 2009.  In addition to serving as General Counsel and Secretary of PAR Technology Corporation, Mr. Cortese has served as President of Pixel Point, ULC since September 2005 and served as President, ParTech, Inc. from June 2000 through December 2008.

Stephen P. Lynch	54	President, PAR Government Systems Corporation and Rome Research Corporation
Mr. Lynch was appointed to President, PAR Government Systems Corporation and Rome Research Corporation in January 2008.  Previous to his appointment to the position of President Mr. Lynch served as Executive Vice President of PAR Government Systems Corporation since July 2006.

A. Edwin Soladay	65	President, ParTech, Inc.	Mr. Soladay was named President, ParTech, Inc. in January, 2009. Previously, Mr. Soladay was the Chief Operating Officer of Fujitsu Transaction Solutions, a wholly owned subsidiary of Fujitsu Limited.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overall Compensation Philosophy, Objectives and Policy

Philosophy.  The Company’s Named Executive Officer compensation philosophy is to create long-term value for our shareholders.  To achieve this philosophy, we have designed and implemented our compensation programs for Named Executive Officers to reward them for operating performance, leadership, align their interests with shareholders and encourage them to remain with the Company.

Objectives. The Company’s compensation objectives are to:

•	Ensure the alignment of compensation with the performance objectives of each of our employees, including Named Executive Officers;
•	Reward performance and behaviors that reinforce the values of leadership, integrity, accountability, teamwork, innovation and quality; and
•	Achieve the Company’s overall performance goals.

Compensation Policy. The Compensation Committee designs compensation programs for Named Executive Officers intended to further the Company’s objectives of attracting, motivating, retaining and rewarding talented executives necessary to assist the Company in achieving its performance goals.    Accordingly, the Committee has adopted the following overriding policies:

•	Compensation must be tied to the Company's general performance and achievement of financial and strategic goals;
•	Compensation opportunities should be competitive with those provided by other companies of comparable size engaged in similar businesses; and
•	Compensation should provide incentives that align the long-term financial interests of the Company's Executive Officers with those of its shareholders.

Compensation that was paid to the Named Executive Officers in 2009 was consistent with the above policies.  The primary responsibility of the Company’s Chief Executive Officer and its other Named Executive Officers is the enhancement of shareholder value through balancing the requirements of long term growth with the achievement of short term performance.  The contribution a Named Executive Officer has made to achieve the Company’s short term strategic performance objectives as well as that Named Executive Officer’s anticipated contribution toward long term objectives provide the basis upon which the officer’s individual compensation awards are established.  The Compensation Committee is aware of the need to routinely assess the Company’s compensation policies and practices as they relate to the Company’s risk management and risk-taking incentives. The Compensation Committee has determined that the compensation policies and practices for the Company’s employees are not reasonably likely to have a material adverse effect on the Company.

Elements of Executive Compensation

To meet its policy objectives for Named Executive Officer compensation, the Company compensated them through a combination of Base Salary, Incentive Compensation, Equity Compensation, Deferred Compensation and provided various benefits, including medical and 401(k) plans generally made available to all employees of the Company.

The determination of the Company’s Named Executive Officers’ compensation is solely within the purview of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee” or “Committee”).  In determining and assessing the appropriateness of the compensation for all named executives, the Compensation Committee solicits and considers the self assessment of each executive as to their performance against pre-established goals and objectives, the executive’s involvement in the day to day operations of the relevant business unit, as well as results of a third party compensation survey.  The third party compensation survey utilized by the Committee evaluates the compensation levels of chief executive officers at companies of similar size and geographic location within the high technology, durable group industry, as defined by the third party compensation survey, companies which are determined to be peers of the Company.

As to the chief executive specifically, the Committee also performs its own evaluation of the chief executive’s performance in light of the goals and objectives the Committee had approved for the prior fiscal year.  Other than the chief executive’s self assessment which is solicited and considered by the Compensation Committee in establishing compensation levels, the chief executive does not have any role in establishing his compensation.

Base Salary.  In setting the annual base salary of the Chief Executive Officer and in reviewing and approving the annual base salaries of the other Named Executive Officers, the Compensation Committee considered the salaries of executives in similar positions, the level and scope of responsibility, experience and performance of the Named Executive Officer, the financial performance of the Company and other overall general economic factors.

The Compensation Committee purchases compensation surveys from a national third party provider of data for salaries in the high technology group within the durable goods industry sector as reported in a nationally recognized report on executive compensation.  In 2008, the Company purchased the Compdata Survey of Management Compensation in the United States.  This data was updated utilizing the 2009 Compdata Survey of Management Compensation Summary as well as the Compensation Summary published by the Society of Human Resource Management National Data.  The compensation surveys, provided by the national third party provider and utilized as a compensation benchmark, did not identify specific peer companies, but rather identified peer groups, disaggregated by industry, volume of revenue, total employee headcount, and geographic region.  In selecting the appropriate peer group, the Compensation Committee utilized the high technology peer group companies within the durable goods industry sector, having consolidated revenues within the range of $100 million and $500 million, full time equivalent employees within the range of 1,001 and 5,000, and located in the northeastern United States.  The Committee concluded that the aforementioned peer group was the most similar with respect to industry, operations, size and location of the Company, and would be appropriate in deriving their compensation benchmarks.

An objective of the Compensation Committee is to approve the salary for each Named Executive Officer near the average midpoint for similar positions identified in the survey, taking into account variables such as industry, company size, geographic location, and comparison of duties.  Consideration is also given to the individual performance of that Named Executive Officer, the performance of the organization over which the Named Executive Officer has responsibility, the performance of the Company and general economic conditions (with each factor being weighted as the Compensation Committee deems appropriate).

Incentive Compensation.  The purpose of the Company’s incentive compensation program for its Named Executive Officers is to provide incentive based compensation to Named Executive Officers for meeting and exceeding pre-established financial performance goals for the respective businesses under their control.  In general, the financial performance goals of the Named Executive Officers are approved by the Board of Directors.

The Company has four businesses with which it evaluates performance, Restaurants, Hotel / Spa, Government, and Logistics Management.  For 2009, the financial performance measures taken into consideration to determine an appropriate bonus for Named Executive Officers of the Restaurant and Logistics Management businesses included profit before tax, revenue, accounts receivable collection cycle (days sales outstanding) and inventory turns.  The financial performance measures taken into consideration to determine an appropriate bonus for the Named Executive Officer of the Government and Hotel / Spa businesses, included profit before tax, revenue and accounts receivable collection cycle (days sales outstanding).

In 2009, the annual Incentive Compensation targets for the Named Executive Officers ranged from 50% to 65% of Base Salary.  Named Executive Officers may earn from 0% to 200% of the individual target established for their business depending on actual financial performance compared to the actual goals of the operating plan.  The calculation of the award is based on performance level achievement of greater than 90% of their goals for revenue targets, and 80% of their goals of profit before tax and accounts receivable collection cycle, and where applicable, inventory turns. Cash payments are made following the completion of the Company’s audit.

For any fiscal year, total awards paid to a business unit may not exceed an amount equal to 20% of net profit after taxes for that business (“Cap”).  Mssrs. Sammon, Casciano, Constantino and Cortese were measured on the weighted performance of the Company’s four business units and received incentive compensation totaling $71,900; $38,900, $38,900 and $38,900 respectively for 2009 performance.  Mr. Soladay was measured on the performance of the Restaurant business and did not earn an incentive compensation award for the 2009 performance of that business.  Mr. Lynch received incentive compensation of $133,500 in connection with the 2009 performance of the Government business.

The incentive compensation awards (assuming that each of the four aforementioned performance objectives were achieved at 100%) that could have been paid to Dr. Sammon, as a percentage of base salary was 65%, while the percentage of base salary that could have been paid to Messrs. Casciano, Constantino, and Cortese was 50%, respectively.

The incentive compensation awards for Messrs. Sammon, Casciano, Constantino, and Cortese were based on the performance objectives of the Company’s consolidated results.  The results of each performance objective and the impact on the amount of incentive compensation awarded to the aforementioned Executive Officers during the most recent fiscal year covered were as follows:

Revenue (represented 35% of the total incentive award) – For fiscal year 2009, the revenue objective was achieved or exceeded by two of the Company’s four businesses.  This resulted in a partial factor applied to the incentive compensation award (based on the proportionate share of the achieved or exceeded goals in relation to the Company’s consolidated revenue goal).

Pretax Income (represented 35% of the total incentive award) – For fiscal year 2009, the pretax income objective was partially achieved by one business (although that business did not meet its goal completely, its actual results were greater than 80% of the goal, thereby earning a partial award) and was exceeded by another business.  This resulted in a partial factor applied to the incentive compensation award (based on the proportionate share of partially achieved and exceeded goals in relation to the Company’s consolidated pretax income goal).

Inventory Turnover (represented 15% of the total incentive award) – For fiscal year 2009, the inventory turnover objective was not achieved by the two relevant businesses (this objective does not apply to two of the four businesses, as they do not carry any inventory) and therefore was not factored in the calculation of the incentive award.

Accounts Receivable (represented 15% of the total incentive award) -  For fiscal year 2009, the accounts receivable objective was exceeded by two of the Company’s businesses and was partially achieved by another of its businesses.  This resulted in a partial factor applied to the incentive compensation award (based on the proportionate share of partially achieved and exceeded goals in relation to the Company’s consolidated accounts receivable goal).

The incentive compensation award (assuming that each of the four aforementioned performance objectives was achieved at 100%) that could have been paid to Mr. Soladay as a percentage of his base salary was 50%.

The incentive compensation award for Mr. Soladay was based on the performance objectives of the Restaurant business.  The result of each performance objective and the impact on the amount of incentive compensation awarded to Mr. Soladay during the most recent fiscal year covered were as follows:

Revenue (represented 35% of the total incentive award) – For fiscal year 2009, the revenue objective was not achieved by the Restaurant business and therefore did not factor in the calculation of the incentive award.

Pretax Income (represented 35% of the total incentive award) – For fiscal year 2009, the pretax income objective was not achieved by the Restaurant business and therefore did not factor in the calculation of the incentive award.

Inventory Turnover (represented 15% of the total incentive award) – For fiscal year 2009, the inventory turnover objective was not achieved by the Restaurant business and therefore did not factor in the calculation of the incentive award.

Accounts Receivable (represented 15% of the total incentive award) - For fiscal year 2009, the accounts receivable objective was exceeded by the Restaurant business.  However, due to the Cap provision in the plan, no incentive award was earned even with an achievement of this objective.

The incentive compensation award (assuming that each of the three aforementioned performance objectives applicable to the Government business was achieved at 100%) that could have been paid to Mr. Lynch as a percentage of his base salary was 50%.

The incentive compensation award for Mr. Lynch was based on the performance objectives of the Government business.  The result of each performance objective and the impact on the amount of incentive compensation awarded to Mr. Lynch during the most recent fiscal year covered were as follows:

Revenue (represented 35% of the total incentive award) – For fiscal year 2009, the revenue objective was exceeded by the Government business and resulted in more than 100% consideration in the determination of Mr. Lynch’s incentive compensation award.

Pretax Income (represented 35% of the total incentive award) – For fiscal year 2009, the pretax income objective was exceeded by the Government business and resulted in more than 100% consideration of Mr. Lynch’s incentive compensation award.

Inventory Turnover (represented 0% of the total incentive award) – The inventory turnover objective does not apply to the Government business as this business does not carry any inventory.

Accounts Receivable (represented 30% of the total incentive award) -  For fiscal year 2009, the accounts receivable objective was exceeded by the Government business and resulted in more than 100% consideration of Mr. Lynch’s incentive compensation award.

Given that the aforementioned objectives were exceeded by the Government business, Mr. Lynch’s incentive compensation award was approximately 53% of his base salary; which is in excess of the 50% of base salary award that would have been provided had all objectives been achieved at 100%.  Such award was in accordance with the pre-defined calculation for those metrics in excess of the performance objective, which was pre-approved by the Company’s Board of Directors.

Equity Compensation.  In keeping with its philosophy of providing long-term financial incentives that relate to improvement in long-term shareholder value, the Company may grant restricted stock awards and/or stock options to its key employees (including Named Executive Officers other than Dr. Sammon and Mr. Constantino) under the Company’s 2005 Equity Incentive Plan.  Upon review of recommendations from the Stock Option Committee, the Compensation Committee determines the key employees of the Company and its subsidiaries who shall be granted equity compensation, the type of equity compensation to be granted, the terms of the grant and the number of shares to be subject to such grants.  Grants of restricted stock awards are generally limited to the Company’s senior level employees and are used in special circumstances.

There are two types of vesting associated with restricted stock awards: Time-Only and Event/Performance.  Time-Only vesting generally occurs over a 3 to 5 year period.  Event/Performance vesting occurs upon the achievement of certain financial targets (e.g. increase in revenue, earnings per share or other metrics) so long as the event is non-subjective.  In 2009, no Restricted Stock Awards were granted to the Named Executive Officers.

Stock options (“Options”) granted under the 2005 Equity Incentive Plan may be either Incentive Stock Options as defined by the Internal Revenue Code (“Incentive Stock Options”) or Options which are not Incentive Stock Options (“Non-Qualified Stock Options”).  Option grants generally become exercisable no less than six months after the grant and expire ten (10) years after the date of the grant.  Option grants are discretionary and are reflective of the value of the recipient’s position, as well as the current performance and continuing contribution of that individual to the Company.

During fiscal year 2009, of the Named Executive Officers, equity compensation was provided to Mssrs. Soladay and Lynch, in the form of stock options.  The non-qualified stock options awarded to Mr. Soladay were awarded commensurate with his employment as President of the Company’s Restaurant business.  These awards were approved by the Compensation Committee following recommendation of the Company’s Stock Option Committee based on Mr. Soladay’s new role and the total compensation package deemed appropriate for that role.  This determination was made after consideration of the third party compensation survey.

The incentive stock options awarded to Mr. Lynch were provided as a long term incentive to retain Mr. Lynch and continue the profitable results achieved by the Government business, consistent with the Company’s philosophy of providing long-term financial incentives that translate to improvement in long-term shareholder value.  These awards were approved by the Compensation Committee following recommendation of the Company’s Stock Option Committee based on the results of the Government business which Mr. Lynch oversees, as well as after consideration of the third party compensation survey.

Benefits and Perquisites.  The Company provides partial payment for medical, dental and vision insurance, 401(k) plan with profit sharing and disability and life insurance benefits to its Named Executive Officers consistent with that offered generally to its employees. In addition, Named Executive Officers are provided a limited number of perquisites whose primary purpose is to minimize distractions from the executives’ attention to important Company objectives.  The Company provides an automobile or automobile allowance and payment of country club dues, all of which are quantified in the Summary Compensation Table on page 21.

Retirement Plans

PAR Technology Corporation Retirement Plan.  The Named Executive Officers are eligible to participate in the PAR Technology Corporation Retirement Plan (the “Retirement Plan”).  The Plan has a deferred profit-sharing component that covers substantially all the employees of the Company including the Named Executive Officers.  The Company’s annual profit sharing contribution to the Retirement Plan is at the discretion of the Board.  The Retirement Plan also contains a 401(k) provision that allows employees to contribute a percentage of their salary, pre-tax, up to certain tax code limitations.  The Company matches the deferrals of all participants in the Retirement Plan, including the Named Executive Officers, at the rate of 10%.

Deferred Compensation.  The Company sponsors a Non-Qualified Deferred Compensation Plan for a select group of highly compensated employees that includes the Named Executive Officers.  Participants may make voluntary deferrals of their salary to the plan in excess of tax code limitations that apply to the Company's Retirement Plan.  The Company also has the sole discretion to make employer contributions to the plan on behalf of the participants, though it did not make any employer contributions in 2009.

Compliance with Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the Named Executive Officers of a publicly held company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m).  The Company’s primary objective in designing and administering its compensation policies is to support and encourage the achievement of the Company’s long-term strategic goals and to enhance stockholder value.  In general, stock options granted under the Company’s 2005 Equity Incentive Plan are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives at the time of exercise of such stock options.  Because salary and bonuses paid to Named Executive Officers have been below the $1,000,000 threshold, the Committee has elected, at this time, to retain discretion over bonus payments, rather than to ensure that payments of salary and bonus in excess of $1,000,000 are deductible. The Committee intends to review periodically the potential impacts of Section 162(m) in structuring and administering the Company’s compensation programs.

Role of Executive Officers

The Company’s Chief Financial Officer takes direction from and brings suggestions to the Compensation Committee on compensation matters for the Named Executive Officers.  He oversees the actual formulation of plans incorporating the suggestions of the Compensation Committee.  He provides information to the Compensation Committee on how employees are evaluated and the overall results of the evaluations.  He assists the Chair of the Compensation Committee in preparing the agenda for its meetings.

The Company’s Chief Executive Officer reports on his evaluations of the senior executives, including the other Named Executive Officers.  He makes compensation recommendations for the other Named Executive Officers with respect to base salary and annual and long-term incentives which are the basis of discussion with the Compensation Committee. The Chief Financial Officer meets with the Compensation Committee to discuss and evaluate the financial implications of compensation related decisions.

Severance Policy

The Company does not have a formal severance plan but as a matter of policy provides severance for its employees in circumstances such as when an employee’s position is eliminated.  All employees, including the Named Executive Officers, are covered by the policy and payments are based on level of responsibility, seniority and/or length of service.  The Company has no other termination arrangements with any of the Named Executive Officers except as follows:

•
A. Edwin Soladay.  Under the employment arrangement with Mr. Soladay, termination without cause would trigger immediate vesting of any unvested options scheduled to vest through January 1, 2011 and severance payments equal to any unearned portion Mr. Soladay’s annual base salary ($325,000) for the period from the termination date through December 31, 2011.  Such payments would be subject to and conditioned upon execution of a mutually agreeable separation agreement which would include an agreement as to how the severance payments would be made, a mutual release of claims and Mr. Soladay’s compliance with confidentiality obligations.

•
Gregory T. Cortese.  Under the employment arrangement with Mr. Cortese, termination without cause prior to August 31, 2010 would trigger payment equal to the pro rata portion of Mr. Cortese’s annual base salary (currently $250,000) for the period from the termination date through August 31, 2010.  Termination on or after August 31, 2010 would trigger: a) 13 payments over a period of six months aggregating to an amount equal to one half of Mr. Cortese’s base salary at the time of termination; b) a monthly contribution of $849 toward Mr. Cortese’s COBRA payment for a period of six months; and c) up to $1,750 toward the procurement of a life insurance policy.  All payments are subject to and conditioned upon a general release of all claims and compliance with confidentiality obligations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Decisions regarding executive compensation for all Executive Officers and outside directors are made by the Compensation Committee of the Board of Directors, which in 2009 was composed of Messrs. Jost, Nielsen and Simms.  None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries and no executive officer of the Company serves on the board of directors of any company at which the Compensation Committee members is employed.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the section of this Proxy Statement entitled “Compensation Discussion and Analysis.”  Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis,” as it appears on pages 15 through 20, be included in this Proxy Statement.

Members of the Compensation Committee

Kevin R. Jost (Chairman)	Dr. Paul D. Nielsen	James A. Simms

Summary Compensation Table

The following table provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated Executive Officers (the “Named Executive Officers”) for fiscal 2009, 2008 and 2007.  For a complete understanding of the table, please read the narrative disclosures that follow the table.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Non-Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Dr. John W. Sammon Chairman, President and Chief Executive Officer, PAR Technology Corporation	2009 2008 2007	355,591 355,591 355,591	-- -- --	-- -- --	-- -- --	71,900 104,900 107,100	-- -- --	23,795 21,585 23,356	(7) (7) (7)	451,286 482,076 486,047
Ronald J. Casciano Vice President, Chief Financial Officer, Treasurer and Chief Accounting Officer, PAR Technology Corporation	2009 2008 2007	250,000 242,307 200,000	-- -- --	-- -- --	-- -- --	38,900 46,200 39,000	7,599 -- --	3,917 5,110 7,000		300,416 293,617 246,000
Charles A. Constantino Vice Chairman, Director and Executive Vice President, PAR Technology Corporation	2009 2008 2007	221,310 228,714 205,386	-- -- --	-- -- --	-- -- --	38,900 52,700 51,000	-- -- --	31,848 28,632 30,823	(8)) (8) (8)	292,058 310,046 287,209
Gregory T. Cortese Executive Vice President, Strategic Initiatives; General Counsel and Secretary, PAR Technology Corporation; President, PixelPoint, ULC	2009 2008 2007	250,000 217,584 249,958	-- -- --	-- -- --	-- -- --	38,900 8,600 22,200	4,937 -- 711	5,069 6,868 13,667	(9)	298,906 233,322 286,536
Stephen P. Lynch President, PAR Government Systems Corporation and Rome Research Corporation	2009 2008 2007	250,000 233,996 215,875	-- -- --	-- -- 4,453	22,693 69,181 --	133,500 165,800 --	46,650 -- --	2,835 4,033 4,158		455,678 473,010 224,486
A. Edwin Soladay President, ParTech, Inc.	2009	325,000	--	--	294,938	--	2,139	12,335	(10)	634,412

(1)
Amounts reported in column (c) reflect base salaries paid to each of the Named Executive Officers for the listed fiscal year.  Amounts shown are not reduced to reflect the Named Executive Officer’s elections, if any, to defer receipt of salary into the Deferred Compensation Plan which is included in the Non-Qualified Deferred Compensation Table on page 26.

(2)
The dollar amount reported in column (e) reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.    Assumptions made in this valuation are discussed in footnote 6 of the Company’s 2009 Consolidated Financial Statement included in the Company’s Annual Report on 10-K filed with the SEC on March 16, 2010.  There can be no assurance that the grant date fair value amounts will be realized.

(3)
The dollar amounts reported in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Assumptions made in these valuations are discussed in footnote 6 of the Company’s 2009 Consolidated Financial Statement included in the Company’s Annual Report on 10-K filed with the SEC on March 16, 2010.  There can be no assurance that the grant date fair value.  The actual value of the option awards will depend on the difference between the market value of the Company’s Common Stock on the date the stock option is exercised and the exercise price.

(4)
Amounts reported in column (g) represent the amounts paid under the Incentive Compensation element of the Company’s Executive Compensation Plan during the years indicated in respect of service performed during those years.  A description of the Incentive Compensation element is contained in the section entitled “Incentive Compensation” beginning on page 16.  Amounts shown are not reduced to reflect the Named Executive Officer’s elections, if any, to defer receipt of salary into the Deferred Compensation Plan.

(5)
Amounts reported in column (h) consist of above-market or preferential earnings during years indicated on compensation that was deferred in or prior to such years under the PAR Technology Corporation Deferred Compensation Plan.  These amounts are also reported in the Non-Qualified Deferred Compensation Table on page 26 under the column entitled “Aggregate Earnings in Last Fiscal Year”.

(6)
In addition to any perquisites identified for the individual Named Executive Officers, the amounts reported in column (i) consists of Company contributions to the Company’s qualified plan and matching contribution to the 401(k); and imputed income on Company payment of term life insurance premiums as determined under the Internal Revenue Code.

(7)	Includes payments made on Dr. Sammon’s behalf for club memberships of $10,452 in 2007; $11,840 in 2008; and $10,737 in 2009.
(8)
Includes automobile allowance of $10,800 in 2007; $10,800 in 2008; and $10,800 in 2009, and payments made on Mr. Constantino’s behalf for club memberships of $7,119 in 2007; $8,087 in 2008, and $7,990 in 2009.

(9)	Includes automobile allowance of $2,629 and payments made on Mr. Cortese’s behalf for club memberships of $2,670 in 2007.
(10)	Includes automobile allowance of $7,200 in 2009.

Grants of Plan-Based Awards

The following table sets forth the equity grants made to the Company’s Named Executive Officers during 2009 pursuant to the PAR Technology Corporation 2005 Equity Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)
		Threshold ($)	Target ($)	Maximum ($)		Exercise or Base Price of Option Awards ($/Share)		Grant Date Fair Value of Stock and Option Awards
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)
Dr. John W. Sammon		0	231,200	462,400
Ronald J. Casciano		0	125,000	250,000
Charles A. Constantino		0	125,000	250,000
Gregory T. Cortese		0	125,000	250,000
Stephen P. Lynch	02/24/09	0	125,000	250,000	10,000	(2)	$4.73	$22,693
A. Edwin Soladay	01/02/09	0	162,500	325,000	125,000	(3)	$5.68	$294,938

(1)
The amounts reported in Columns (c) through (e) reflect threshold, target and maximum performance incentive compensation payment amounts for the 2009 performance year as set in 2009.  Actual payments under the incentive compensation program are reflected in column (g) of the Summary Compensation Table on page 21 of this Proxy Statement.  The program is described under the “Incentive Compensation” heading of the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 16 of this Proxy Statement.

(2)
These options were granted on February 24, 2009.  The options vest 20% annually over a five-year period and expire on the tenth anniversary of the date of the grant.  If the holder of an Option ceases to be employed by the Company or any subsidiary, other than by reason of termination for cause, death, disability or retirement, such Option shall terminate on the earlier of the specified expiration date or three months from the termination date.  If the holder of the Option is terminated for cause, the Option shall terminate immediately.  In the case of death, disability or retirement, such Option shall terminate on the earlier of the specified expiration date or twelve months after the employment relationship ceases due to such death, disability or retirement.

(3)
These options were granted on January 2, 2009.  Of these options, 50,000 vested on January 2, 2009 and 19,000 vested on December 31, 2009.  Of the remaining unvested options, 20,000 vest on December 31, 2010; 21,000 vest on December 30, 2011; 15,000 vest on December 31, 2012.  These Options expire on the tenth anniversary of the date of the grant.  If the holder of an Option ceases to be employed by the Company or any subsidiary, other than by reason of termination for cause, death, disability or retirement, such Option shall terminate on the earlier of the specified expiration date or three months from the termination date.  If the holder of the Option is terminated for cause, the Option shall terminate immediately.  In the case of death, disability or retirement, such Option shall terminate on the earlier of the specified expiration date or twelve months after the employment relationship ceases due to such death, disability or retirement.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the Named Executive Officers at fiscal year-end, December 31, 2009.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Share or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Awards: Market or Payout Value of Unearned Shares Units or Other Rights that Have Not Vested ($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
Dr. John W. Sammon	0		0		0	0	0	0	0	0	0
Ronald J. Casciano	19,500 600 67,500 60,000	(1) (2) (3) (4)	0		0	$2.56 $1.25 $1.75 $6.01	5/30/10 1/9/11 10/1/11 10/13/14	0	0	0	0
Charles A. Constantino	0		0		0	0	0	0	0	0	0
Gregory T. Cortese	206,373	(5)	0		0	$2.04	8/11/10	0	0	0	0
Stephen P. Lynch	9,000 0	(6) (7)	11,000 10,000	(6) (7)	0	$6.25 $4.73	01/08/18 02/24/19	250	1,445	0	0
A. Edwin Soladay	69,000	(8)	56,000	(8)	0	$5.68	01/02/19	0	0	0	0

(1)	These options were granted on May 30, 2000. The options vested 20% on the six-month anniversary of the grant date, with the remainder vesting in equal quarterly installments over the next 48 months.
(2)	These options were granted on January 9, 2001. The options vested on January 1, 2002.
(3)	These options were granted on October 1, 2001. The options vested 9,000 on April 1, 2002; 9,000 on July 1, 2002; with the remaining vesting in equal quarterly installments over the next 33 months.
(4)
These options were granted on October 13, 2004.  The options vested 6,750 on April 13, 2005; 14,250 on January 13, 2006; 2,250 on April 13, 2006; 9,750 on January 13, 2007; 3,000 on April 13, 2007; 3,000 on July 13, 2007; 750 on October 13, 2007; 5,250 on January 13, 2008 with the remainder vesting in equal quarterly installments over the next 15 months.

(5)
These options were granted on August 11, 2000.  The options vested 20% on the six-month anniversary of the grant date, with the remainder vesting in equal quarterly installments over the next 48 months.

(6)
These options were granted on January 8, 2008.  The options vested 20% on the six-month anniversary of the grant date; with the remainder vesting in equal quarterly installments over the next 48 months.

(7)	These options were granted on February 24, 2009. The options vest 20% annually over a five-year period.
(8)
These options were granted on January 2, 2009.  Of these options, 50,000 vested on January 2, 2009 and 19,000 vested on December 31, 2009.  Of the remaining unvested options, 20,000 vest on December 31, 2010; 21,000 vest on December 30, 2011; 15,000 vest on December 31, 2012.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officers during fiscal 2009, which ended on December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Dr. John W. Sammon	0	0	0	0
Ronald J. Casciano	0	0	0	0
Charles A. Constantino	0	0	0	0
Gregory T. Cortese	97,877	317,742	0	0
Stephen P. Lynch	0	0	125	725
A. Edwin Soladay	0	0	0	0

(1)
The Value Realized on Exercise equals the aggregate amount of the excess of the fair market value on the date of exercise (the average of the high and low prices of the Company's Common Stock as reported in the Wall Street Journal for the exercise date) over the relevant exercise price(s).

(2)
The Value Realized on Vesting equals the aggregate fair market value on the date of vesting (the average of the high and low prices of the Company's Common Stock as reported in the Wall Street Journal for the exercise date).

Equity Compensation Plan Information

The following table shows the number of equity securities that are authorized for issuance under the Company’s equity incentive plans, differentiated by those compensation plans that have been previously approved by shareholders and those compensation plans that have not been previously approved by shareholders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-Average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	989,000	$5.17	441,000
Equity compensation plans not approved by security holders	0	0	0
Total	989,000	$5.17	441,000

Non-Qualified Deferred Compensation

The following table sets forth the contributions, earnings and account balances for each of the Named Executive Officers who participate in the PAR Technology Deferred Compensation Plan. Amounts contributed to the plan are held in a Company established rabbi-trust and are invested in a group variable universal life insurance contract insuring the lives of the Named Executive Officers.  The group variable universal life insurance contract is owned by the Company and subject to the claims of its creditors.  Contributions to the plan are allocated to a separate account established in each Named Executive Officer’s name.  Each separate account is credited with the Named Executive Officer’s elective deferrals and Company contributions, if any.  The value of each Named Executive Officer’s account is credited or debited with deemed earnings, gains or losses based on the cash surrender value of the group variable universal life insurance contract.  Distribution of a Named Executive Officer’s account balance is permitted upon that Named Executive Officer’s termination of employment, death, disability or financial hardship.  Payment of a Named Executive Officer’s account balance will be made in a lump sum payment or in annual installments over a period of two to 15 years, as selected by the Named Executive Officer.  The plan also provides that, in the event of death, a death benefit equal to $10,000 shall be paid in addition to the account balance as of the time of the Named Executive Officer’s death to the beneficiary of the Named Executive Officer.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Dr. John W. Sammon	0	0	0	0	0
Ronald J. Casciano	10,395	0	9,095	0	44,407
Charles A. Constantino	0	0	1,849	219,500	7,602
Gregory T. Cortese	5,192	0	5,859	0	27,120
Stephen P. Lynch	81,600	0	52,184	0	204,381
A. Edwin Soladay	14,375	0	2,496	0	16,871

(1)	The above-market or preferential earnings portion of these amounts are reported in the Summary Compensation Table under the column entitled “Non-Qualified Deferred Compensation Earnings.”

Transactions with Related Persons

For the period beginning January 1, 2009 and ending March 31, 2010, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, except for the following:

●
John W. Sammon, III and Karen E. Sammon, members of the immediate family of Dr. John W. Sammon, the Company’s Chairman of the Board, President and Chief Executive Officer, are principals in Sammon and Sammon, LLC, doing business as Paragon Racquet Club.  Paragon Racquet Club currently leases a portion of the Company’s facilities at New Hartford, New York on a month to month basis at the base rate of $9,775.  The Company provides membership to this facility to all local employees.

●
Karen E. Sammon, a member of Dr. Sammon’s immediate family, was an employee of ParTech, Inc., a subsidiary of the Company, during 2009, holding the position of Vice President, Global Product Officer.  Ms. Sammon’s compensation for 2009 was $175,000 which was commensurate with that of her peers.

●
John W. Sammon, III, a member of Dr. Sammon’s immediate family, was an employee of PAR Logistics Management Systems Corporation, a subsidiary of the Company, during 2009 where he served as President.  Mr. Sammon’s compensation for 2009 was $150,000 which was commensurate with that of his peers.

Policies and Procedures With Respect to Related Party Transactions

The Company’s written Policy on Related Party Transactions requires Controllers of all subsidiaries to review on a quarterly basis all transactions and potential transactions for related party involvement.  All identified transactions, if any, are reported to the Company’s Chief Financial Officer and the Company’s legal counsel.  Approval or ratification by the Nominating & Corporate Governance Committee is for any transaction or series of transactions exceeding $120,000 in which the Company is a participant and any related person has a material interest.  Related persons would include the Company’s Directors and Executive Officers and their immediate family members as well as any person known to be the beneficial owner of more than 5% of PAR’s common stock.

Under the Company’s Corporate Governance Guidelines and Code of Business Conduct & Ethics, all Directors and Executive Officers and employees of the Company have a duty to report up the chain, which includes reports to the Company’s Compliance Officer and to the Nominating and Corporate Governance Committee or Audit Committee, potential conflicts of interests, including transactions with related persons. All related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business shall be disclosed in the Company’s financial statements.  Compensation paid by the Company for service to an employee, even if the aggregate amount involved exceeds $120,000 are not reviewed by the Nominating and Corporate Governance or Audit Committees unless the Compliance Officer, Chief Financial Officer or legal counsel believe such compensation to be inconsistent with peers of the related party within the Company or the Company’s compensation practices in general.

OTHER MATTERS

Other than as described in the materials of this Proxy Statement, the Board knows of no matters that will be presented at the Annual Meeting for action by shareholders.  However, if any other matters properly come before the Meeting, or any postponement or adjournment thereof, the persons acting by authorization of the proxies will vote thereon in accordance with their judgment.

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.”  This means that we are referring shareholders to information that has previously been filed with the SEC and the information should be considered as part of the particular filing.  As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Discussion and Analysis” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC.  In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only.  The information on these websites is not part of this Proxy Statement.

AVAILABLE INFORMATION

The Company’s Annual Report on Form 10-K can be located with the Proxy Materials at http://www.partech.com/en/about/investor/par-annual-reports.html, as well as with the Company’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, which are available under the SEC Filings link on our website http://www.partech.com/ptc/ptc-ir-front2.cfm as soon as reasonably practicable after PAR electronically files such reports with, or furnishes those reports to, the Securities and Exchange Commission. PAR's Corporate Governance Guidelines, Board of Directors committee charters (including the charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee) and code of ethics entitled “Code of Business Conduct and Ethics” also are available at that same location on our website. Stockholders can receive free printed copies of these documents by directing a written or oral request to: PAR Technology Corporation; Attention: Investor Relations; PAR Technology Park; 8383 Seneca Turnpike; New Hartford, NY  13413-4991; 315-738-0600; http://www.partech.com/ptc/rfi-form.cfm.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Shareholders may submit proposals on matters appropriate for shareholder action at the Company’s annual meetings consistent with the regulations adopted by the SEC and the By-Laws of the Company.  To be considered for inclusion in next year’s Proxy Statement and form of proxy relating to the 2011 Annual Meeting, any shareholder proposals must be received at the Company’s general offices no later than the close of business on December 13, 2010.  If a matter of business is received by February 26, 2011, the Company may include it in the Proxy Statement and form of proxy and, if it does, it may use its discretionary authority to vote on the matter.  For matters that are not received by February 26, 2011, the Company may use its discretionary voting authority when the matter is raised at the Annual Meeting, without inclusion of the matter in its Proxy Statement.  Proposals should be addressed to Gregory T. Cortese, Secretary; PAR Technology Corporation; PAR Technology Park; 8383 Seneca Turnpike; New Hartford, New York 13413-4991.  The Company recommends all such submissions be sent by Certified Mail - Return Receipt Requested.

BY ORDER OF THE BOARD OF DIRECTORS

Gregory T. Cortese
Secretary
April 23, 2010

Directions to the Mandarin Oriental Hotel, Boston
776 Boylston Street; Boston, Massachusetts 02199; 617-535-8888

From Logan International Airport:  Head south on Hotel Drive toward Harborside Drive; Turn right at Harborside Drive; Turn right at Jeffries Street; Toll Road; Take ramp onto I-90 W; Partial Toll Road; Take Exit 24 for I-93; Continue I-93 S and merge onto I-93 S; Partial Toll Road; Take Exit 18 toward Mass Ave/Andrew Square; Keep right at the fork to continue toward Mass Ave Connector and merge onto Mass Ave Connector; Turn right at Massachusetts Ave; Turn right at Boylston Street; Mandarin Oriental Hotel, Boston will be on the right.

From the West (Newton):  Head northwest on Homer St toward Cummings Rd; Continue onto Lowell Ave; Turn right at Washington St; Continue onto St James St; Merge onto I-90 E/Massachusetts Turnpike via the ramp to Boston; Toll road; Take Exit 22 for Prudential Ctr toward Copley Square; Turn right at Huntington Ave; Take the 1st right onto Belvidere St; Slight right at Dalton St; Turn right at Boylston St; Mandarin Oriental Hotel, Boston will be on the right.

From the North (Medford):  Head northeast on Brookside Pkwy/Salem St toward George P Hassett Dr; At the traffic circle, take the 1st exit onto the I-93 S ramp; Merge onto I-93 S; Take Exit 26 for MA-3 N toward MA-28/Storrow Dr/N Station; Slight right at MA-3 N/Massachusetts 3A N; Slight right at Embankment Rd; Slight right at Storrow Dr; Take the ramp on the left to Kenmore Square/Fenway; Slight left at Charlesgate; Continue onto Boylston St; Slight left to stay on Boylston St;  Mandarin Oriental Hotel, Boston will be on the right.